EXHIBIT 17
                      COMPUTATION OF LOSS PER COMMON SHARE

                           For the period              Year ended    Eight months ended
                           May 17, 1996 (inception)   December 31,       August 31,
                           to December 31, 1996           1997             1998
                           --------------------           ----             ----
Basic/Diluted
         Net Loss          $   52,447                 $   809,912     $   732,964


Weighted Average Share
Outstanding                 3,377,255                  10,211,250      11,827,308

Basic Loss per
Common Share               $      .02                 $       .08     $       .06